Exhibit 99.1

Thomas Lynch Appointed to Noodles & Company Board of Directors

BROOMFIELD, Colo., May 30, 2023 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced the appointment of Thomas Lynch as a member of its Board of Directors effective immediately.

Jeff Jones, Chairman of the Board of Noodles & Company commented, “On behalf of the entire Board, I welcome Tom Lynch back as a member of the Board. In his previous time as a director with us, Tom offered invaluable insight and expertise, and we look forward to similar contributions going forward. Tom’s extensive experience with the brand and broader industry will be a tremendous asset for the Company and our stockholders.”

Mr. Lynch is the Senior Managing Director and Founder of Mill Road Capital, a private investment firm focused on investing in, and partnering with, small publicly traded companies in the U.S. and Canada. Mill Road Capital is one of the largest shareholders in Noodles & Company. Mr. Lynch began his investing career at Blackstone and has since founded and organized two investment funds. He founded Mill Road Capital Management in 2004. Mr. Lynch has served on the board of more than fifteen public, private, and not-for-profit organizations, including the Panera Bread Company. He previously served on the Noodles & Company Board of Directors from March of 2017 to July of 2019.

Mr. Lynch said, “As a major stockholder, I have been following the Noodles & Company story closely, and I continue to believe in the brand and its growth prospects. I look forward to once again working closely with my fellow directors and management to help the Company further define and execute its strategy.”

Mr. Lynch earned a B.A. in Political Economy & Philosophy from Williams College, a Master of Philosophy in Moral & Political Philosophy from Oxford University, and an M.B.A. from Stanford University.

About Noodles & Company
Since 1995, Noodles & Company has been serving guests Uncommon Goodness and noodles your way, with noodles and flavors you know and love as well as new ones you’re about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of more than 450 restaurants and 8,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Contacts:

Investor Relations
investorrelations@noodles.com